Exhibit 99.1

Press Release

MULTI-COLOR CORPORATION ANNOUNCES SECOND QUARTER RESULTS FOR FISCAL YEAR 2004

CINCINNATI, OHIO, October 16, 2003 – Multi-Color Corporation (NASDAQ: LABL) announced financial results for fiscal 2004 second quarter ending September 30, 2003. Second quarter FY2004 highlights included:

•	Net Sales increased to a record $31.6 million, up 31% from last year’s second quarter.

•	Net Income of $1.7 million was up 4% from the same period a year ago.

•	Earnings per share (EPS) were $.38 per diluted share, equal to the prior year quarter.

Eighty percent of the increase in sales is attributed to revenues generated from the January 2003 acquisition of Dec Tech. The remainder is a result of internal growth.

Strong seasonal sales activity in the Company’s Packaging Services division, Quick Pak, positively impacted second quarter revenue. Sales in the Decorating Solutions division were similar to the first quarter, with excellent growth from core customers and improved activity with new customers.

The positive impact of the strong revenue increase was not fully realized due to continued below standard operating performance at the Company’s Las Vegas label manufacturing plant. As a result, operating income increased 3% over the previous year.

Frank Gerace, President and CEO of Multi-Color Corporation stated, “Improved operating performance at most of our facilities was offset by poor operating performance at our Las Vegas plant. We didn’t begin to see operational improvement at Las Vegas until mid-September; therefore most of the quarter was negatively impacted.”

An increase in income tax expense for the quarter in order to adjust the Company’s effective tax rate reduced earnings per diluted share by 2¢ per share. The effective tax rate increase was a result of re-apportionment of state income.

For the six month period ending September 30, 2003, Multi-Color Corporation reported the following:

•	Net Sales increased 35% to $60.7 million.

•	Net Income increased 14% to $3.3 million.

•	EPS increased 10% to $.75 per diluted share.

During the quarter, the Company completed a 90,000 sq. ft. addition to its Quick Pak - Packaging Services plant, which became operational in August. In addition, the Company’s Decorating Solutions division successfully renewed long-term supply agreements with several of its major customers.

“I am encouraged by the growth we are seeing in our Packaging Services division and with our core Decorating Solutions customers. We have learned a lot from the operational difficulties that have been experienced in Las Vegas. I am confident that our organization will leverage these learnings in the future as we face the challenges that confront a growth company,” said Gerace.

The impact of the Company’s continuous growth is highlighted in Forbes Magazine’s 200 Best Small Companies list, released this month. Multi-Color was rated the 7th Most Up and Coming Company, with “its in-mold and heat transfer labels appearing on 330 of the world’s most popular brands.”

FY2004 Second Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on October 17, 2003 at 9 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-877-576-2618 by 8:45 a.m. (ET). A replay of the conference call will be available 11:00 a.m. (ET) on October 17, 2003 until midnight (ET) on October 24, 2003 by calling 1-800-642-1687 (code 3263799). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

Forward-looking statements in this release including, without limitations, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the ability to integrate acquisitions; the success of its significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; availability of raw materials; business abilities and judgement of personnel; changes in, or the failure to comply with, government regulations, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (<http://www.multicolorcorp.com>)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost-effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has seven manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, Central and South America, and Asia.

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Six Months Ended
	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002
Net Sales	$31,569	$24,100	$60,676	$45,014
Cost of Goods Sold	25,907	19,435	49,322	36,202

Gross Profit	5,662	4,665	11,354	8,812
Selling, General & Administrative	2,581	1,669	5,049	3,338

Operating Income	3,081	2,996	6,305	5,474

Interest and other Expense	237	409	809	793

Income before taxes	2,844	2,587	5,496	4,681
Provision for taxes	1,180	987	2,204	1,793

Net Income	$1,664	$1,600	$3,292	$2,888
Basic Earnings Per Share	$0.42	$0.42	$0.83	$0.76
Diluted Earnings Per Share	$0.38	$0.38	$0.75	$0.68

Selected Balance Sheet Information

(in 000’s) Unaudited

	Sept. 30, 2003	Sept. 30, 2002
Current Assets	$24,548	$17,649
Total Assets	$69,208	$58,411
Current Liabilities	$16,221	$12,039
Total Liabilities	$40,489	$37,573
Stockholders’ Equity	$28,720	$20,838
Total Debt	$26,268	$27,718

For more information, please contact:

Dawn Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

dbertsche@mcclabel.com